Exhibit 99.2

Chicken Soup for the Soul Entertainment Closes on Acquisition of Sonar Entertainment Assets

Increases IP Rights by 372 Television Series with 1,825 Episodes and Over 700 Films

Accelerates Launch of Recently Announced Chicken Soup for the Soul AVOD Network

COS COB, CT – May 24, 2021 – Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE), one of the largest operators of streaming advertising-supported video-on-demand (AVOD) networks, today announced the closing of the previously announced acquisition of the film and television assets of Sonar Entertainment, Inc. (Sonar).

Acquiring the Sonar assets accelerates Chicken Soup for the Soul Entertainment’s strategy to build the leading independent AVOD streaming service in four key ways: expanding its original television content development pipeline; improving margins by increasing its IP rights ownership; accelerating the company’s ability to launch the Chicken Soup for the Soul branded AVOD network; and, providing a faster path to growing its international television production and distribution activities.

As previously announced, Chicken Soup for the Soul Entertainment will form a new television studio to be called Halcyon, which will be headed by David Ellender. Ellender and his team have developed, produced, financed and distributed shows such as The Shannara Chronicles (MTV/Netflix), Taboo (BBC/FX), The Son (AMC), Mr. Mercedes (DirecTV), Das Boot (Sky Europe), Hunters (Amazon Prime), Alien Xmas (Netflix) and Mysterious Benedict Society (Disney+). The new Halcyon studio will continue developing and producing the current and future high-caliber content for all platforms across a broad spectrum in the U.S. and internationally.

Screen Media will distribute Sonar’s extensive film and television library after the closing. The library of over 1,000 titles, over 4,000 hours of programming, ranging from classic shorts of Little Rascals, Laurel & Hardy and Blondie (produced by Hal Roach Studios) to acclaimed epic event mini-series such as Lonesome Dove and Dinotopia (produced by RHI, Robert Halmi International). Sonar’s library titles have received 446 Emmy Award nominations, 105 Emmy Awards and 15 Golden Globe Awards.

In connection with the closing, the company received a $20 million secured credit facility, agented by MidCap Financial, the proceeds of which were used to fund part of the purchase price provided for in the acquisition agreement. Further details of the transaction were announced on April 9, 2021 and can be found in the 8-k filed by Chicken Soup for the Soul Entertainment on May 24, 2021.

HCFP/Strategy Advisors LLC acted as sole advisor to Chicken Soup for the Soul Entertainment in this transaction. FTI Capital Advisors LLC acted as exclusive financial advisor to Sonar in connection with the transaction. Latham & Watkins LLP acted as legal counsel for Sonar in connection with the transaction. Paul Hastings LLP acted as legal counsel for MidCap Financial. Brian Ross of Graubard Miller acted as legal counsel for Chicken Soup for the Soul Entertainment.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) operates streaming video-on-demand networks (VOD). The company owns Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces original long and short-form content through Landmark Studio Group, Chicken Soup for the Soul Unscripted, APlus.com and Halcyon Television. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are statements that are not historical facts. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. Forward-looking statements are subject to known and unknown risks and uncertainties, including but not limited to those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

ABOUT MIDCAP FINANCIAL

MidCap Financial refers to MidCap FinCo Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland, and its applicable subsidiaries.  MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, Inc.  MidCap Financial Services, LLC provides sourcing, due diligence and portfolio management services to MidCap Financial.  Loans made or arranged by MidCap Financial Trust pursuant to a California Finance Lenders Law license

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INVESTOR RELATIONS

Taylor Krafchik

Ellipsis

csse@ellipsisir.com

(646) 776-0886

MEDIA CONTACT
Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561